                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), dated November 20,
2006 and effective as of the 17th day of February, 2006, is entered by and between Ckrush, Inc., a Delaware corporation (the "Company"), located at 336
West 37th Street, Suite 410, New York, New York 10018 and Jeremy Dallow (the
"Executive") having an address at 32 Rainbow Ridge Drive, Livingston, New Jersey
07039. The Company and Executive may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

                              WITNESSETH:

     WHEREAS, the Company desires to procure the services of the Executive as its President and the Executive desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the
Company and the Executive agree as follows:

     1. EMPLOYMENT. The Company agrees to employ the Executive as the President of the Company, and the Executive accepts the employment, on the terms and conditions hereinafter set forth. During the Employment Term and any Renewal
Terms, as those terms are hereinafter defined, the Executive shall devote his best efforts, knowledge and skill, and his full business time and efforts to the
Company's business and affairs. The Executive will have the rights, duties and obligations customarily associated with the position of president of a comparably sized public company and will report directly to the Chief Executive
Officer of the Company.

     2. TERM OF EMPLOYMENT; RENEWALS; TERMINATION.

          2.1 TERM. The employment hereunder shall commence on the date hereof
(the "Commencement Date"), and shall continue until the end of the Employment
Term, unless sooner terminated pursuant to the terms of this Agreement. The
"Employment Term" shall mean the period commencing on the Commencement Date and continuing until the third (3rd) anniversary of the Commencement Date.

          2.2 AUTOMATIC RENEWALS UPON EXPIRATION OF EMPLOYMENT TERM. Following
the expiration of the Employment Term, this Agreement shall automatically renew for terms of one (1) year (each, a "Renewal Term") unless either the Company or the Executive provides to the other not less than thirty (30) days notice of non-renewal prior to the expiration of the Employment Term or any Renewal Term.
In the event of such an automatic renewal, the terms and conditions of this
Agreement shall continue to apply to each such Renewal Term.

          2.3 TERMINATION FOR CAUSE. The employment of the Executive may be terminated by the Company at any time for Cause. For purposes of this Agreement,
"Cause" is defined as (i) the occurrence of a breach of any material covenant contained in this Agreement by the Executive and the failure to cure such breach within thirty (30) days following

Executive's receipt of written notice with respect thereof; or (ii) Executive's willful malfeasance, gross negligence or gross or willful misconduct in the performance of his duties hereunder after thirty (30) days prior written notice to the Executive specifying the basis of such neglect and the failure of the
Executive to correct such neglect; or (iii) the Executive's theft or embezzlement from the Company; or (iv) the Executive's conviction of a felony under the laws of the United States or any state of the United States; or (v) a final order by the Securities and Exchange Commission pertaining to the
Executive that could reasonably be expected to impair or impede the Executive from performing the functions and duties contemplated by this agreement.

          2.4 TERMINATION UPON DEATH OR DISABILITY. This Agreement shall automatically terminate in the event of the Executive's death or Permanent
Disability. "Permanent Disability" is defined as physical or mental incapacity resulting in the absence from or inability to properly perform his duties hereunder (as determined by the Company) on a full time basis of the Executive for ninety (90) consecutive days, provided the Executive has met the requirements to receive benefits under any long term disability policy then maintained by the Company and applicable to the Executive. Returns to work for periods of less than one (1) week shall not toll the passing of the time required to establish Permanent Disability hereunder. In the event of termination due to death or Permanent Disability, the Company shall continue to pay the Executive's Base Salary (defined below) and continue health insurance at the Company's expense for the Executive (if applicable) and his family (provided an appropriate COBRA election is made) for twelve (12) months following such termination, but the Executive shall be entitled to no other compensation or benefits.

          2.5 TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may
terminate this Agreement for either (A) a failure on the part of the Company to make timely payment of Executive's Base Salary during the term of this
Agreement; or (B) failure or refusal of a successor or assignee of the Company to assume and perform this Agreement; or (C) any breach by the Company of any of its undertakings in this Agreement; or (D) a material diminution by the Company during the term of this Agreement of Executive's duties or responsibilities. Any of the foregoing causes are referred to in this Agreement as "Good Reason".

          2.6 COMPENSATION UPON TERMINATION FOR CAUSE. In the event that the
Executive's employment is terminated for Cause pursuant to the terms of Section
2.3, the Company shall only be obligated to pay the Executive, or his legal representatives, as the case may be, any unpaid portion of his Base Salary at the rate herein provided, which would have been earned had the Executive remained in the employment of the Company until the effective date of such termination. If the Executive terminates his employment with the Company other than for Good Reason, the Executive will thereby forfeit all compensation, benefits and financial obligations owed by the Company under this Agreement, except that Base Salary will be paid through the date of termination of employment by the Executive without Good Reason.

          2.7. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.
In the event the Executive's employment is terminated by the Company without
Cause or by the Executive for Good Reason, then the Company shall continue to pay his Base Salary (defined below) and health insurance (provided he makes an appropriate COBRA election) for the remainder of the Employment Term or Renewal
Term, as the case may be, in accordance

with the Company's then-current payroll practices, and a pro-rated portion of any discretionary bonus awarded to the Executive for the year in which
Termination occurs, but the Executive shall be entitled to no other compensation or benefits. The Executive shall be entitled to a minimum of twelve (12) months
Base Salary under the foregoing sentence.

     3. COMPENSATION.

          3.1 BASE SALARY. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay the Executive an annual base salary (the "Base Salary") of Two Hundred Thousand Dollars ($200,000) during the first year of the Employment Term payable in accordance with the Company's then-current payroll practices, subject to all applicable employment and withholding taxes. Beginning on the first anniversary of the Commencement Date and continuing on each anniversary of the Commencement Date during the
Employment Term and any Renewal Terms, Base Salary shall be increased by an amount equal to ten percent (10%) times the Base Salary then in effect, plus any additional amount determined by the Compensation Committee of the Company's
Board of Directors.

          3.2 BONUS. The Executive shall be eligible for an annual bonus (the
"Annual Bonus") in the discretion of the Company's Board of Directors. Any such bonus shall be payable in accordance with the Company's standard policies and procedures.

          3.3 BENEFITS. The Executive shall be eligible to participate in the
Company's current health insurance plan with individual or family coverage at the Company's expense, subject to the terms of that plan, on the same basis as the Company's other senior executives. The Executive shall be entitled to participate in the Company's profit sharing and 401(k) consistent with that provided to other executives of the Company.

          3.4 VACATION. The Executive shall be entitled to three (3) weeks paid vacation time per year, which shall increase at the rate of one (1) per year annually, up to a maximum of six (6) weeks per year. Accumulated but unused vacation time may be carried over from year to year.

          3.5 EXPENSES. The Company shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the
Employment Term in the performance of his services. The Company shall pay such reimbursement within a reasonable time following the Executive's submission of appropriate expense statements. In addition, the Company shall provide the
Executive with an automobile allowance of Six Hundred Fifty Dollars ($650) per month during the Employment Term.

          3.6 STOCK OPTIONS. The Company will grant to the Executive options to purchase 10,500,000 shares of the Company's common stock. Of such amount, options to purchase 8,000,000 shares will be fully vested on the Commencement
Date at an exercise price of Ten Cents ($.10) per share and will not be qualified or incentive options within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended (the "Code"). Such options are granted in consideration of prior services rendered by the Executive to the Company. The balance of options on 2,500,000 shares will have an exercise price of Thirty
Cents ($.30) per share and will vest in equal monthly installments of 69,444 shares during the three-year

Employment Term. All options shall be exercisable for a period of ten (10) years from the date of grant. Upon approval of the Company's stock option plan by its stockholders, such options on 2,500,000 shares will be qualified or incentive options under Section 422 of the Code. The Company will issue the options pursuant to an agreement in the form established by the stock option plan. All options granted to the Executive will be exercisable on a "cashless" basis.

          3.6 EQUITY BASED COMPENSATION. The Executive shall be entitled to participate in any equity based or other discretionary compensation plan, such as stock bonus or stock appreciation rights plans, in which the Company's Chief
Executive Officer participates in the event that the Company adopts any such plan.

     4.0 CHANGE IN CONTROL.

          4.1 DEFINITION. As used herein, the term "Change in Control" shall mean any one of the following: (i) the change in the Executive's direct reporting obligation; (ii) (A) the sale by the Company of all or substantially all of its assets to any individual, partnership, corporation, firm, trust, corporation or other entity ("Person"), (B) the consolidation of the Company with any Person, (C) the merger of the Company with any Person as a result of which merger the Company is not the surviving entity, or (D) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more related transactions, to one or more persons under circumstances whereby any Person shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors.

          4.2 PAYMENT UPON CHANGE IN CONTROL. In the event that the Company undergoes a Change of Control during the Employment Term or any Renewal Term, the Company will pay the Executive an amount that, after subtracting there from the federal and state income and payroll withholding taxes that would be assessed thereon, would be equal to three (3) times his then current Base
Salary, regardless of whether the Executive remains employed by the Company.

     5. CONFIDENTIALITY; NO CONFLICT; NO COMPETITION.

          5.1. CONFIDENTIAL INFORMATION.

               5.1.1. "Confidential Information", as defined below, includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course of or as a result of employment by the Company which information shall be the property of the
Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the
Company. By way of example and without limitation, the Confidential Information of the Company includes confidential methods of operation and organization and prospective business relationships with boxers, entertainers and business partners, except to the extent any such information is obtainable from sources outside of the Company without breaching any contractual or other obligations.

               5.1.2. The Executive shall not, either during his employment by the Company or at any time after termination of such employment, for whatever reason, impart or disclose any of such Confidential Information to any person, firm or entity other than the Company, or use any of such Confidential
Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or entity other than the Company. The Executive hereby acknowledges that the items included within the definition of Confidential
Information in the Confidentiality Agreement are valuable assets of the Company and that the Company has a legitimate business interest in protecting the
Confidential Information.

          5.2 NO CONFLICT; NO OTHER EMPLOYMENT. During the term of this
Agreement, the Executive shall not: (i) engage in any activity which conflicts with the performance of the Executive's duties hereunder nor shall the Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the
Chief Executive Officer of the Company, which approval shall not be unreasonably withheld; or (ii) engage in any other employment, whether as an executive or consultant or in any other capacity, and whether or not compensated for his services, except as approved in advance in writing by the Chief Executive
Officer of the Company, which approval shall not be unreasonably withheld.

          5.3 NO SOLICITATIONS. Following the termination of the Executive's employment for any reason but solely during the Employment Term and for a period of twelve (12) months following the cessation of the Executive's employment with the Company for any reason, the Executive shall not solicit, directly or indirectly, for hiring or hire or in any other manner solicit or retain the services of, for Executive's account or the account of any of Executive's employers, (i) any person who is at such time, or has been within one (1) year of such time, an executive of the Company and its affiliates or (ii) any boxer or entertainer who is at such time, or has been within one (1) year of such time, under contract with the Company unless that boxer or entertainer was under contract with the Executive's new employer prior to such employer retaining or hiring the Executive.

          5.4 CORPORATE OPPORTUNITIES. The Executive agrees that during his employment hereunder he will not knowingly take any action which might divert from the Company or any subsidiary or affiliate of the Company any opportunity which would be within the scope of any of the present business thereof.

          5.5 PROTECTION OF REPUTATION. During the term of this Agreement and thereafter, the Executive and the Company each agree that neither will take any action which is intended, or would reasonably be expected, to harm the other's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity.

          5.6 COMPANY PROPERTY. The Executive agrees that all copies, whether on paper or a computer storage device, of all memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used, by the Executive while employed by the Company concerning any phase of the Company's business, trade secrets or Confidential Information shall be the Company's property and shall be delivered by the Executive to the Company on the termination of the Executive's employment or at an

earlier time on the request of the Company. The Company acknowledges and agrees that there may be memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used by the
Executive prior to employment by the Company and that, at Executive's request, copies of same shall be delivered by the Company to the Executive on termination of the Executive's employment or at an earlier time on the request of the
Executive. The Executive further covenants and agrees that he shall promptly disclose to the Company, and take all steps necessary to transfer to the Company all right, title and interest in, all products developed or other inventions, computer software and other intellectual property (the "Intellectual Property")
which he conceives or develops during the course of his employment, which are in any way related to the business of the Company, if applicable, will affix appropriate legends and copyright notices indicating the Company's ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company's right, title and interest in the Intellectual Property.

          5.7 INJUNCTIVE RELIEF. The Executive further recognizes and agrees that any material violation of his agreements in this Article 5 would cause such damage or injury to the Company as would be irreparable and the exact amount of damage would be impossible to ascertain; therefore the Executive agrees that notwithstanding anything to the contrary contained in this Agreement, the
Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any further violation by the Executive of this Article
5. Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of, any other rights and remedies the Company may have in equity or at law.

          5.8 REASONABLENESS. The Executive agrees that the provisions of this
Article 5 are reasonable and necessary for the protection of the Company and that each provision herein set forth, including without limitation, the period of time, geographical area and types and scope of the restrictions on his activities specified therein, are intended to be and shall be divisible. If any provision of the this Article 5 (including any sentence, clause or part thereof)
shall be held contrary to law or invalid or unenforceable in any respect, the remaining provisions shall not be affected but shall remain in full force and effect and the invalid or unenforceable provisions shall be deemed modified and amended to the extent necessary to render same valid and enforceable.

     6. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and shall inure to the benefit of the Executive and his heirs and legal representatives, provided, however, that the Executive may not assign his rights or obligations under this Agreement without the prior written consent of the Company.

     7. MISCELLANEOUS.

          7.1 NOTICES. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either: (i) personally delivered; (ii) mailed, registered or certified mail, first class postage prepaid return receipt requested; or (iii) delivered by a reputable private overnight courier service utilizing a

written receipt or other written proof of delivery, to the applicable party at the address set forth above. Any party refusing delivery of a notice shall be charged with knowledge of its contents.

          7.2 DEFINITIONS AND CAPTIONS. All captions and headings of paragraphs, subparagraphs and sections are not part of this Agreement and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

          7.3 NAMES AND ENTITIES. The masculine gender shall include the neuter genders, and the word "person" shall include an individual, a corporation, a partnership, a limited partnership, a limited liability partnership, a limited liability company and a trust. Whenever the singular is used in this Agreement the same shall include the plural when required by the context and vice versa.

          7.4 SEVERABILITY. In the event any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

          7.5 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York.

          7.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by writing, executed by each of the said parties. Any agreement or understanding, written or otherwise, prior to the effective date of this Agreement between the
Executive and the Company relating to the employment of the Executive is hereby terminated and discharged.

          7.7 INDEMNIFICATION. The Company shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he (a) is or was an officer, employee, or agent of the
Company or any of its subsidiaries or affiliates, or (b) while a director, officer, employee or agent of the Company, the Company or any of their subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, or (c) guaranteed any obligation of the
Company or any of its subsidiaries or affiliates, in each case to the fullest extent permitted under Delaware law. Without limiting the foregoing, the
Executive shall be entitled to payment of reasonable costs and expenses including attorney's fees in the defense of any action or proceeding arising out of his employment, subject to the provisions of the Delaware General Corporation
Law.

          7.8 DIRECTORS AND OFFICERS LIABILITY INSURANCE. During the Employment
Term, the Company shall maintain directors and officers liability insurance in an amount not less than Five Million Dollars ($5,000,000).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement on date set forth above.

                                       CKRUSH, INC.

                                       By: /s/ Roy Roberts
                                           -------------------------------------
                                           Roy Roberts, Chief Executive Officer

                                       EXECUTIVE:

                                       /s/ Jeremy Dallow
                                       -----------------------------------------
                                       Jeremy Dallow